Exhibit 99.1
Medicis to Acquire LipoSonix
Medicis Expands Aesthetics Pipeline to Body Contouring
SCOTTSDALE, Ariz. and SEATTLE, June 16, 2008 (PRIME NEWSWIRE) — Medicis (NYSE:MRX) and LipoSonix, Inc. today jointly announced they have entered into a definitive merger agreement under which Medicis will acquire LipoSonix, an independent, privately-held company with a staff of approximately 40 scientists, engineers and clinicians located near Seattle, Washington. As a result of the acquisition, Medicis will broaden its aesthetics portfolio pipeline with LipoSonix’s body contouring technology. This completely non-invasive, focused ultrasound technology is designed to treat troublesome areas of fat which may not respond well to diet or exercise. LipoSonix recently launched its first product in Europe, where it is being marketed and sold through distributors. Subject to approval by the U.S. Food and Drug Administration (FDA), Medicis anticipates entering the potentially lucrative U.S. marketplace with the LipoSonix technology in the 2011 timeframe, if not sooner.
Under the terms of the transaction, approved by both companies’ boards of directors, Medicis will pay stockholders upon closing $150 million in cash for all of the outstanding shares of LipoSonix. Medicis will fund the transaction from its existing cash balances. In addition, Medicis will pay LipoSonix stockholders certain milestone payments up to an additional $150 million upon FDA approval of the LipoSonix technology and if various commercial milestones are achieved on a worldwide basis.
“We are excited to announce this strategic merger, which will create a global opportunity for Medicis in the body contouring aesthetics market,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “Medicis is a clearly established leader in facial aesthetics. The Company established the modern facial filler category with RESTYLANE(R), and we expect to demonstrate similar innovation in the field of body aesthetics and contouring. Joining forces with LipoSonix provides us with an opportunity, subject to FDA approval, to offer physicians the ability to provide their patients with the most advanced technology for non-invasive reduction of fat. The LipoSonix technology, if approved by FDA, would provide the market with an alternative to invasive liposuction for targeted fat reduction. We believe many adults wanting to reduce fat in specific areas could be potential candidates for this procedure. Additionally, we believe entering this growing and potentially enormous worldwide market would add long-term value to our stockholders as we continue to strengthen our position in the aesthetics marketplace.”
“We believe this merger provides both Medicis and LipoSonix with an exciting opportunity to effectively take our body sculpting technology to a global market by building on the success we have already achieved with a proven formula for leadership in aesthetics,” said Jens U. Quistgaard, President and Chief Executive Officer of LipoSonix. “I am personally very excited to be collaborating with an organization that similarly values scientific discipline, integrity, and providing complementary and highly-effective products to customers and patients. This is a great alliance, and we look forward to a promising future of excellence.”
Medicis will allocate the $150 million initial payment to the acquired assets of LipoSonix, including intangible assets, in-process research and development (R&D) and goodwill. Any portion of the purchase price that is identified as in-process R&D will be charged to earnings immediately upon the closing of the transaction. Medicis is in the process of completing a valuation to determine the amounts to be assigned to the acquired intangible assets, including their related amortization periods and the amount of in-process R&D. We currently anticipate with the incorporation of this transaction that the Company will continue to achieve gross profit margins in excess of 89%, selling, general and administrative (SG&A) margins of approximately 52%, and R&D margins of approximately 10% of increasing sales projections in 2009 and beyond. The Company will provide updated 2008 financial guidance upon the closing of the transaction and completion of the valuation work.
The Market
The LipoSonix technology is not intended as a replacement for liposuction, but as a complementary body contouring procedure that could appeal to a much broader audience due to its completely non-invasive nature. According to the American Society for Aesthetic Plastic Surgery (ASAPS), liposuction was the number one surgical cosmetic procedure in 2007 with over 450,000 procedures. This equates to a combined U.S. market of over $2 billion for liposuction and abdominoplasty.(1)
LipoSonix Technology
The object of the LipoSonix technology is to achieve targeted reduction of adipose tissue by precisely focusing ultrasound energy to cause permanent disruption, or ablation, of fat cells, or adipocytes, without damage to the epidermis, dermis or underlying tissues and organs. A custom-designed ultrasound transducer delivers energy across the skin surface at a relatively low intensity, and brings this energy to a focus in the subcutaneous fat to effect ablation.
Once adipocytes have been ablated, large white blood cells, or macrophage cells, are attracted to the area to engulf and transport the lipids and cell debris. This removal results in an overall reduction in local adipose tissue volume.(2) During the clinical development of this technology, the objectives will include demonstrating precise and effective body sculpting which:
—	is completely non-invasive;

—	can reduce abdominal circumference by several centimeters;

—	has little to no patient down-time;

—	has no need for infusion of wetting solutions; and

—	provides profitable use of physician time.
LipoSonix has exclusively licensed patents, and has filed a number of additional patent applications on related methods and technology. LipoSonix continues to work to expand and strengthen this portfolio.
The combined company will continue to be headquartered in Scottsdale, Arizona, and will retain a strong presence in Bothell, Washington, near Seattle. The Bothell facility will be used for the manufacture of the ultrasound systems and for the development of future generations and enhancements to the technology.
The transaction is subject to customary closing conditions. LipoSonix stockholders have provided written consents approving the merger transaction. The companies expect the transaction to close early in the third quarter of 2008. For information about the transaction, please visit http://www.medicisliposonix.com.
Conference Call/Webcast
Medicis and LipoSonix will host a conference call and webcast for the investment community today, June 16, 2008, at 5 p.m. ET/2 p.m. PT, to discuss the announcement. To participate in the conference call, please dial (877) 567-5763 (within the U.S.) or (706) 679-4760 (outside the U.S.) fifteen minutes prior to the start of the call. The access code for the live call is 50945420. A playback of the conference call will be available for two business days following the live call. To access the playback, please dial (800) 642-1687 (within the U.S.) or (706) 645-9291 (outside the U.S.) and enter reservation number 50945420. A live webcast of the conference call will be available online at http://www.medicis.com/company/index.asp. The webcast will be archived for two business days following the live call.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE(R) (hyaluronic acid), PERLANE(R) (hyaluronic acid), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), PLEXION(R) (sodium sulfacetamide/sulfur), SOLODYN(R) (minocycline HCl, USP) Extended Release Tablets, TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide) Cream, 0.05%, VANOS(R) (fluocinonide) Cream, 0.1%, and ZIANA(R) (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL(R) (sodium phenylbutyrate) and AMMONUL(R) (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA(R). For more information about Medicis, please visit the Company’s website at www.medicis.com.
About LipoSonix
LipoSonix, Inc. is an independent, privately-held company that employs a staff of approximately 40 scientists, engineers and clinicians near Seattle, Washington.

Medicis Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:
—	Medicis’ future prospects;

—	the efficacy of LipoSonix’s technology;

—	Medicis’ ability to attain regulatory approvals of the product worldwide;

—	market acceptance of LipoSonix’s technology;

—	Medicis’ ability to integrate the operations of LipoSonix with the operations of Medicis;

—	the ability of Medicis to obtain the expected benefits of the merger;

—	the payment of the purchase price in cash will significantly reduce Medicis’ cash holdings, which could adversely affect the company in the future if it is unable to generate profits or otherwise obtain needed financing;

—	Medicis’ ability to retain key personnel of LipoSonix;

—	information regarding business development activities and future regulatory approval of the Company’s products;

—	the expected costs to be incurred in connection with the research and development, clinical trials, regulatory approvals,commercialization and marketing of the LipoSonix technology;

—	the commercial success of RESTYLANE(R), PERLANE(R), SOLODYN(R)and ZIANA(R);

—	the potential for generic competition to LOPROX(R) Shampoo, SOLODYN(R) and VANOS(R);

—	the future expansion of the aesthetics market; and

—	expectations relating to the Company’s product development pipeline, including the timing associated with the submission to, or acceptance by, the FDA of submissions relating to products under development, including the Biologics License Application for RELOXIN(R) and the LipoSonix technology.
These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other documents we file with the Securities and Exchange Commission. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE(R) franchise. The RESTYLANE(R) franchise currently includes PERLANE(R) and RESTYLANE(R).
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.

There are a number of additional important factors that could cause actual results to differ materially from those projected, including:
—	the anticipated size of the markets and demand for Medicis’ products, including the LipoSonix technology;

—	competitive developments affecting our products, such as the recent FDA approvals of ARTEFILL(R), RADIESSE(R), ELEVESS™, JUVEDERM™ Ultra and JUVEDERM™ Ultra Plus, competitors to RESTYLANE(R) and PERLANE(R), and generic forms of our DYNACIN(R) Tablets, LOPROX(R), PLEXION(R), SOLODYN(R), VANOS(R) or TRIAZ(R) products;

—	Medicis’ ability to effectively compete in the liposuction marketplace;

—	the inability to secure patent protection from filed patent applications, inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis’ proprietary rights;

—	the availability of product supply or changes in the costs of raw materials;

—	the receipt of required regulatory approvals;

—	product liability claims;

—	the introduction of federal and/or state regulations relating to the Company’s business;

—	dependence on sales of key products;

—	changes in the treatment practices of physicians that currently prescribe the Medicis products, including prescription levels;

—	the uncertainty of future financial results and fluctuations in operating results, and the factors that may attribute to such fluctuations as set forth in our SEC filings;

—	the uncertainty of license payments and/or other payments due from third parties;

—	changes in reimbursement policies of health plans and other health insurers;

—	the timing and success of new product development by Medicis or third parties;

—	the risks of pending and future litigation or government investigations; and

—	other risks described from time to time in Medicis’ filings with the Securities and Exchange Commission.
Forward-looking statements represent the judgment of Medicis’ management as of the date of this release and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any of Medicis’ prescription products is available by contacting the Company. RESTYLANE(R) and PERLANE(R) are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks are the property of their respective owners.
References:
(1) American Society for Aesthetic Plastic Surgery, Cosmetic Surgery National Data Bank Statistics, 2007
(2) Smoller, B.R., et. al. The histopathological changes from the use of High-Intensity Focused Ultrasound (HIFU) in Adipose Tissue (Abstract) AAD Meeting, San Francisco, March 2006. JAAD; AB230:P3108, 2006
CONTACT:	Medicis Pharmaceutical Corporation Kara Stancell (480) 291-5854